Crossroads Liquidating Trust 8-K

Exhibit 99.1

December 18, 2020

RE: CROSSROADS LIQUIDATING TRUST – FINAL CASH DISTRIBUTION AND TERMINATION OF THE TRUST

Dear Crossroads Liquidating Trust Beneficiary:

Crossroads Liquidating Trust (the “Trust”) will pay its final cash distribution of $0.14989 per unit on or about December 18, 2020 to the holders of beneficial interests in the Liquidating Trust as of December 16, 2020.

Additional information regarding the $0.14989 final distribution will be included in the annual information statement to be sent to the Trust’s beneficiaries with information for their tax returns at the end of the calendar year.

Subsequent to the final distribution and consistent with the Liquidating Trust Agreement and Plan of Liquidation, no additional cash distributions will be made by the Trust. As soon as practicable, the Trust intends to file a Certificate of Cancellation with the State of Maryland with an effective date of December 31, 2020.

While the Trust’s affairs are being wound down, the Trust will continue to maintain its website which can be found at www.xroadscap.com. Further, the Trust will continue to maintain administrative information on its website for a period of time, including the annual information statement to its beneficiaries with information for their tax returns, and any other updates that may be deemed necessary or advisable by the Trust’s administrators.

We appreciate your confidence and patience during the pursuit of an orderly liquidation of Crossroads Liquidating Trust’s remaining assets and the Trust’s termination.

Sincerely,

/s/ Andrew Dakos

Andrew Dakos
Trustee

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Liquidating Trust’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed. Except as required by the federal securities laws, Crossroads Liquidating Trust undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.